Exhibit 99.1
Mylan Announces Pricing of Senior Notes
PITTSBURGH, November 9, 2010 — Mylan Inc. (Nasdaq: MYL) today announced the pricing in the private placement of senior notes announced earlier today. Mylan priced $800 million aggregate principal amount of 6.0% Senior Notes due 2018 at an issue price of 98.450%. Mylan intends to use the gross proceeds to prepay term loans thereby reducing senior secured leverage and extending the maturity profile of its outstanding indebtedness. Subject to customary closing conditions, the sale of the notes is expected to close on or about November 24, 2010.
The notes will be sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to Mylan’s failure to consummate the private placement or to utilize the proceeds of such placement as described in this press release. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by Mylan or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in Mylan’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 and in its other periodic filings made with the SEC from time to time.